Exhibit 99.1

Reed's Inc. Announces Increase in the Conversion Ratio of
Transferable Rights Offering

Offering Extended to Monday, December 21, 2009

LOS ANGELES, CA--(Marketwire - December 03, 2009) - Reed's Inc. (NASDAQ: REED, REEDR), announced today that the Company has increased the conversion rate of its Series B Convertible Preferred Stock ("Series B Preferred") to seven (7) shares of common stock per share of Series B Preferred.  The conversion price is now $1.43 per share.  Investors may purchase Series B Preferred shares for $10.00 per share by exercising four (4) transferable rights (NASDAQ: REEDR).

Each share of Series B Preferred carries a five percent (5%) annual dividend for a term of three (3) years.  The dividends are currently worth about $0.14 per common share, as valued by using the net present value formula using the Company’s cost of equity as the discount rate.

There are two reasons why the convertible preferred is worth more than the underlying shares into which they can be converted. First, preferred shares pay dividends while common stock usually doesn't. As a result, the preferred investor receives all the upside potential of the common stock and more cash while he or she waits. Second, if something goes wrong, the preferred shares are more protected. Since the preferred shares are senior to common, the preferred shareholders receive all their investment back before the common shareholders are paid anything.

Important Dates:
Subscription Period	From November 16, 2009 to
December 21, 2009(2)
Last Day Rights May Be Traded	December 16, 2009(2)
Expiration Date	December 21, 2009(2)

(1) Assumes three day settlement.
(2) Unless the offering is extended.

The Company has distributed to each such holder one transferable right for every share of common stock owned on the record date of November 13, 2009. During the subscription period, the transferable rights are being traded on the NASDAQ Exchange (NASDAQ: REEDR). Each four (4) rights will entitle the holder to purchase one share of Series B Preferred at the subscription price of $10.00 per share. Each share of Series B Preferred carries a five percent (5%) annual dividend for a term of three (3) years, will have an initial stated value of $10.00 per share, and may be convertible into shares of common stock at a conversion ratio of seven (7) shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of $1.43 per share, which is subject to adjustment. Rights holders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights in an amount equal to up to 400% of the shares of Series B Preferred for which such subscriber was otherwise entitled to subscribe. Shares of Series B Preferred that remain unsubscribed at the expiration of the rights offering will be reoffered to the public at $10.00 per share.  Consummation of the rights offering is subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may only be offered by means of a prospectus, additional copies of which may be obtained, when available, by contacting the information agent, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, toll-free: (800) 322-2885, collect: (212) 929-5500 or via email at reedrights@mackenziepartners.com.

Reed's, Inc.
Reed's, Inc. makes the top selling sodas in natural food markets nationwide and is currently selling in 10,500 supermarkets in natural foods and mainstream. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. In addition, the Company owns the top selling root beer line in natural foods, the Virgil's Root Beer product line, and the top selling cola line in natural foods, the China Cola product line. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams. Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada. For more information about Reed's, please visit the company's website at:http://www.reedsgingerbrew.com or call 800-99-REEDS.

SAFE HARBOR STATEMENT
Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. [Missing Graphic Reference]

Andrew Haag

Managing Partner

IRTH Communications, LLC

1-866-976-IRTH (4784)

MacKenzie Partners, Inc.
105 Madison Avenue,
New York, NY 10016,
toll-free: (800) 322-2885,
collect: (212) 929-5500
email: reedrights@mackenziepartners.com.